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                                                                    Exhibit 23.1

The Board of Directors
ARTISTdirect, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-53208, No. 333-38104, No. 333-63572 and No. 68396) on Form S-8 of
ARTISTdirect, Inc. of our report dated February 14, 2003, with respect to the consolidated balance sheets of ARTISTdirect, Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2002, which report appears in the December 31, 2002, Annual Report on Form 10-K of ARTISTdirect, Inc.

                                        /s/ KPMG LLP


Los Angeles, California
March 31, 2003